Exhibit 99.1

NEWS RELEASE for July 24, 2003 at 1:00 AM EDT

Investors: Matt Clawson Allen & Caron, Inc. 949-474-4300	ChromaVision Medical Systems, Inc.: Stephen T. D. Dixon Executive Vice President & CFO (888) 443-3310

CHROMAVISION REPORTS 2003 SECOND QUARTER, SIX MONTH RESULTS;

Quarterly Revenues Rise 30% Over Prior Year Period; Medicare Reimbursement
Changes Announced; $3 Million Equipment-Based Financing Secured

SAN JUAN CAPISTRANO, Calif. (July 24, 2003) — ChromaVision Medical Systems, Inc. (Nasdaq: CVSN), the leading provider of automated cell-imaging systems and manufacturer of the ACIS® digital microscope system, today reported total revenue of $2.9 million for the second quarter ended June 30, 2003, a 30 percent increase over the prior year’s second quarter revenue of $2.2 million. For the second quarter, fee-per-use revenue (revenue excluding system sales) increased 30 percent to $2.6 million from $2.1 million recorded in the 2002 corresponding period. The net loss for the 2003 second quarter was $2.1 million or $0.06 loss per share, a 36 percent reduction from the $3.4 million or $0.16 loss per share in the 2002 second quarter. The loss reported in the 2002 second quarter included an approximately $0.04 per share charge to earnings for accretion and dividends related to the company’s since retired preferred stock. The cash balance at June 30, 2003 was $2.4 million.

     Per use revenues for the second quarter of 2003 were the result of 246 systems billing at the end of the quarter, comprised of 151 full ACIS systems and 95 remote workstations. This is an increase of 10 systems over the 236 systems billing at the end of this year’s first quarter. Revenue per unit for the second quarter was $4,840 and $2,400 for ACIS and remote workstations, respectively.

     Revenues for the six months ended June 30, 2003 grew to $5.7 million from $4.0 million for the same period in 2002. Net loss attributable to common stock for the six months ended June 30, 2003 was $4.3 million, or $0.12 per share, compared to a net loss of $6.6 million, or $0.32 per share, for the six months of 2002. Net loss before accretion and dividends of redeemable, convertible preferred stock was $5.3 million, or $0.25 per share, for the six months of 2002. There were no charges for accretion and dividends related to preferred stock in 2003.

     CEO and President, Carl W. Apfelbach, said, “We continue to post solid year over year growth in revenues and system placements. We were also able to maintain the progress we have made with important strategic initiatives related to key clinical trials, FDA clearances, and application development in support of new services. Further, the addition of two senior sales executives has also given us much needed traction in support of accelerating placements and securing key national account relationships.”

     Apfelbach continued, “While we are pleased with our continuing progress, our sales and new customer installations were less than expected in the second quarter. The process of transitioning new customers to billing status was slowed by technical issues that arose relating to third-party stains. We have worked extensively throughout the second quarter to develop solutions to this issue, and believe that we are now able to approach new customers with a more robust staining process than ever before.”

Medicare Reimbursement Changes

     The company also announced it has recently learned of a new NCCI (National Correct Coding Initiative) edit from the Centers for Medicare & Medicaid Services (CMS) that, while it remains in effect, will significantly reduce the amount of reimbursement paid by Medicare to customers using image analysis for Medicare patients. The NCCI edit is effective for the balance of 2003. CMS will implement a new CPT code specifically for image analysis beginning January 1, 2004. CMS has not yet disclosed the amount of reimbursement that will be available under the new code. ChromaVision estimates that approximately 25 to 35 percent of ACIS-based procedures are performed for Medicare beneficiaries. Over time, this edit may influence the reimbursement policies of other payers.

     Carl W. Apfelbach, ChromaVision CEO and President, said, “We cannot yet fully quantify the impact this change will have. We do believe, however, that despite any near-term negative impact, the establishment of a new and unique code validates the growing importance of our imaging technology and could help to streamline its adoption. As such, we are committed to ensuring that reimbursement levels accurately reflect the value that our imaging technology brings to the healthcare system and the quality of patient care it affords. We believe that the value of ACIS to patients, insurance companies and healthcare providers is significant, quantifiable and documented.”

     Apfelbach continued, “We have always believed that customers choose ACIS testing over other methods because of the significant advantages it offers for patient care. With that in mind, maintaining the appropriate level of reimbursement is a top priority. We will continue to work diligently with third party payers and professional societies, such as the College of American Pathologists (CAP) and the American Medical Association (AMA), to further substantiate the importance of standardized ACIS testing.”

     For more information and the answers to frequently asked questions regarding this change, locate the “Reimbursement News” button located in the investors section of the ChromaVision Medical Systems, Inc. corporate website at www.chromavision.com

New Equipment Financing Line

     The company also announced today that it has entered into an agreement for an equipment financing line from the Life Science and Technology Finance group of the Commercial Equipment Financing Division of General Electric Capital Corporation (NYSE: GE). The equipment financing line provides for $3 million in immediate financing resources and an additional $2 million as ChromaVision achieves certain system placement objectives.

     Stephen T. D. Dixon, Executive V. P. and CFO, said, “Securing this funding helps to support our current operating needs and initiatives for growth in 2003. The funding contributes to our financial stability over a period of projected significant increases in system placements.”

Company to Seek Nasdaq SmallCap Listing

     In addition, the company indicated that it has applied for listing on the Nasdaq SmallCap Market and expects to make the transition from the National Market listing soon after approval from Nasdaq, which is estimated to occur some time in early August. ChromaVision will continue to trade under its current symbol of CVSN.

Conference Call & Webcast

     The company will host a conference call and live webcast at 11:30 a.m. (Eastern) today to discuss and review results of operations. Interested participants may access the live webcast through the company’s website (www.chromavision.com). Web participants are encouraged to go to the website at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.

For those unable to participate during the live broadcast, a replay will be available shortly after the call for approximately 30 days.

About ChromaVision Medical Systems, Inc.

     ChromaVision Medical Systems, Inc., develops innovative medical systems to improve anatomic pathology diagnostics through accuracy, standardization and quantitation. ChromaVision’s ACIS® (pronounced #-sis) or automated cellular imaging system is a unique patented technology that detects, counts and classifies cells of clinical interest based on color, size and shape to assist pathologists in making critical medical decisions. Peer-reviewed clinical data and publications have demonstrated that the ACIS digital microscope and proprietary software can considerably improve accuracy and consistency over other methods of laboratory testing. ChromaVision’s mission is to improve the quality and reduce the cost of patient care, and speed drug discovery. Many of the top clinical laboratories, hospitals, university medical centers and biopharmaceutical companies in the United States and Europe have adopted the company’s technology.

     ChromaVision and ACIS are registered trademarks of ChromaVision. For more information, visit www.chromavision.com.

     ChromaVision, based in San Juan Capistrano, Calif., is a majority owned subsidiary of Safeguard Scientifics (NYSE: SFE). Safeguard Scientifics, Inc. is an operating company creating long-term value by taking controlling interest in and developing its companies through superior operations and management. Safeguard operates businesses that provide business decision and life science software-based product and service solutions. For more information, visit www.safeguard.com.

The statements contained herein regarding ChromaVision Medical Systems, Inc. contain forward-looking statements that involve risks and uncertainty. Future events and the Company’s actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, the performance and acceptance of the Company’s system in the market place, the Company’s ability to expand and maintain a successful sales and marketing organization, the ability to obtain additional financing for its business on favorable terms or at all, unanticipated expenses or liabilities or other adverse events affecting cash flow, uncertainty of success in developing any new software applications, failure to obtain FDA clearance or approval for particular applications, the Company’s ability to compete with other technologies and with emerging competitors in cell imaging and dependence on third parties for collaboration in developing new tests and in distributing the Company’s systems and tests performed on the system. Recent experience with respect to ACIS placements, new contracts for placements, revenues and results of operations may not be indicative of future results for the reasons set forth above.

The company does not assume any obligation to update any forward-looking statements or other information contained in this document.

-Tables to Follow-

ChromaVision Medical Systems, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Revenues:
Per Click and Other	$2,634,217	$2,147,979	$5,303,168	$3,865,048
System Sales	219,448	45,853	403,448	119,353

Total Revenue	2,853,665	2,193,832	5,706,616	3,984,401
Cost of revenue	858,188	630,388	1,717,165	1,267,414

Gross profit	$1,995,477	$1,563,444	$3,989,451	$2,716,987
Gross profit %	70%	71%	70%	68%
Expenses:
Selling, general and administrative	2,804,616	2,819,528	5,865,172	5,435,641
Research and development	1,330,217	1,286,855	2,465,032	2,570,967

Total operating expenses	$4,134,833	$4,106,383	$8,330,204	$8,006,608
Other income	(3,299)	13,989	5,155	36,289

Net loss	$(2,142,655)	$(2,528,950)	$(4,335,598)	$(5,253,332)

Accretion and dividends of redeemable, convertible pref stock	—	(842,800)	—	(1,369,348)

Net loss attributable to common stock	$(2,142,655)	$(3,371,750)	$(4,335,598)	$(6,622,680)

Net loss per common share:
Basic	$(0.06)	$(0.16)	$(0.12)	$(0.29)
Diluted	$(0.06)	$(0.16)	$(0.12)	$(0.29)

Weighted average number of common shares outstanding	37,537,071	21,166,647	36,823,057	23,043,709

ChromaVision Medical Systems, Inc.
Condensed Consolidated Balance Sheets

	June 30,	Dec 31,
	2003	2002

Cash and cash equivalents	$2,362,748	$2,810,313
PP&E, net	5,585,548	4,760,499
Accounts receivable, net	2,109,480	2,355,421
All other assets, net	1,332,580	926,723

Total assets	$11,390,356	$10,852,956

Total current liabilities	$2,630,542	$2,692,936
Stockholders’ equity	8,759,814	8,160,020

Total current liabilities and stockholders’ equity	$11,390,356	$10,852,956

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